Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-269429), and the Registration Statement on Form S-8 (File No. 333-268034) of XORTX Therapeutics Inc. (the “Company”) of our report dated April 1, 2024, relating to the consolidated financial statements of the Company for the year ended December 31, 2023, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Smythe LLP
Smythe LLP
Chartered Professional Accountants
Vancouver, Canada
March 20, 2026